ARTICLES OF AMENDMENT
                                  TO THE
                           AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION
                                    OF
                              MEDCROSS, INC.


  Pursuant to Article III of the Amended and Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation"), and the provisions of
Section 607.0602 of the Florida Business Corporation Act, the board of directors of the Corporation (the "Board of Directors") has resolved to amend Article III of the Articles of Incorporation.

1.The name of the corporation is Medcross, Inc.

2.Article III is hereby amended by adding Section III(f), which shall read in its entirety as follows:

       "(f) Of the 500,000 shares of Preferred Stock authorized hereunder, 240,000 shares of Preferred Stock shall be designated as Class C 12% Cumulative Convertible Preferred Stock (the "Class C Preferred Stock"), shall have a par value of $10.00 per share, and shall have the following rights and preferences:

       1. Dividends. The holders of the Class C Preferred Stock shall be entitled to cumulative preferential dividends, when, as and if declared by the Board of Directors in an amount equal to 12% per annum of the liquidation preference per share of $20.00. Dividends may be paid (to the extent permissible under the Florida Business Corporation Act) to the holders of the Class C Preferred Stock in cash or shares of Common Stock or Preferred Stock or obligations of the Corporation (or any combination thereof), at the option of the Corporation.

       2. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each share of Class C Preferred Stock shall have a liquidation preference of $20.00 per share.

       3. Voting Rights. Except as otherwise required by applicable law, the Class C Preferred Stock shall have no voting rights; provided, however, that each holder of Class C Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

       4. Redemption. The Corporation may not redeem any shares of Class C Preferred Stock.

       5. Conversion Into Common Stock.  (a)  Subject to the terms and conditions of this subsection, issued and outstanding shares of Class C Preferred Stock shall convert to common stock of the Corporation, par value $.007 per share (the "Common Stock"), on the second anniversary of the filing of this Certificate of Designation with the Secretary of State of Florida (the "Conversion Date"), and with no other action required by
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       the Corporation or the holder of the Class C Preferred Stock.  The shares of Class C Preferred Stock held by each holder thereof shall be converted into such number of whole shares of Common Stock as is determined by multiplying the number of shares of Class C Preferred Stock by a fraction, the numerator of which is 20 and the denominator of which is the Conversion Price (as hereinafter defined). However, on any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the last full business day before the date fixed for payment of the amount distributable on the Class C Preferred Stock.

          (b) Promptly after the receipt of certificates representing Class C Preferred Stock and surrender of Class C Preferred Stock, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such Class C Preferred Stock. No fractional shares shall be issued upon conversion of the Class C Preferred Stock into shares of Common Stock. To the extent permitted by law, the conversion shall be deemed to have been effected as of the close of business on the Conversion Date (or on the next preceding business day if the Conversion Date is not a business day) and at that time the rights of the holder of Class C Preferred Stock, as such holder, shall cease, and the holder of the Class C Preferred Stock shall become the holder of record of shares of Common Stock.

          (c) The conversion price per share of Class C Preferred Stock (the "Conversion Price") shall be seventy percent (70%) of the average of the bid and asked prices per share of the Common Stock as quoted by Nasdaq (or the closing bid price if no transaction price is available, or, in the case of no closing transaction price and no closing bid price being available, the fair market value of the Common Stock as determined in good faith by the Corporation's Board of Directors) for the twenty (20) consecutive trading days prior to the Conversion Date.

       6. Rank. With respect to the payment of dividends and rights to redemption and upon liquidation, the shares of the Class C Preferred Stock shall be subordinate to the issued and outstanding shares of Class A Preferred Stock and Class B Preferred Stock of the Corporation and shall rank senior to the shares of Common Stock of the Corporation."

3.The foregoing amendment was duly adopted by the Board of Directors without the requirement of shareholder action by meeting held on December 8, 1995, pursuant to the provisions of the Florida Business Corporation Act.
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  IN WITNESS WHEREOF, Medcross, Inc. has caused this Certificate of Amendment to the Articles of Incorporation to be executed by its President and attested to by its Secretary this 18th day of December, 1995.

                                           MEDCROSS, INC.


                                           By: /s/ Henry Y.L. Toh
                                              _______________________________
                                                 Henry Y.L. Toh, President

ATTEST:

/s/ Stephanie E, Giallourakis
__________________________________
Stephanie Giallourakis, Secretary
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